Exhibit 97.1
DXC TECHNOLOGY COMPANY

COMPENSATION RECOVERY POLICY

The Board of Directors (the “Board”) of DXC Technology Company (the “Company”) has adopted this Compensation Recovery Policy (this “Policy”) effective as of October 2, 2023 (the “Effective Date”) in order to foster a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy by facilitating the recovery of erroneously awarded incentive-based compensation upon the occurrence of certain events. The Policy is an amendment and restatement of the Company’s Executive Compensation Clawback Policy, dated as of April 3, 2017 (the “Prior Policy”).

1.Recovery of Erroneously Awarded Incentive Compensation. Subject to Section 5, if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, a “Recoverable Event”), the Company shall recover, reasonably promptly, any Recoverable Amount with respect to Incentive Compensation received by a Covered Employee (each as defined below) during the three completed fiscal years that immediately precedes the date that the Company’s Board, a committee of the Board, or any of the Company’s officers that are so authorized, concludes or reasonably should have concluded, that the Company is required to prepare such an accounting restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such an accounting restatement (the “Recovery Period”). The Recovery Period also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence; provided, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

2.Applicability.

a.Covered Employees. This Policy applies to each person (each, a “Covered Employee”) who serves or served as a Company officer, as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.Incentive Compensation Received. This Policy applies to any compensation that is granted, earned or vested based wholly or in part upon the attainment of one or more of any Financial Reporting Measures (“Incentive Compensation”) received by a Covered Employee on or after the Effective Date: (i) after beginning service as a Covered Employee; (ii) who served as a Covered Employee at any time during the performance period for that compensation; (iii) while the Company has a class of its securities listed on a national securities exchange or association; and (iv) during the Recovery Period. For purposes of this Policy, Incentive Compensation shall be deemed “received” when the Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive Compensation occurs after the end of that period. For the avoidance of doubt, any Incentive Compensation received by a Covered Employee prior to his or her commencement of service as an officer under Section 16 is

Exhibit 97.1
not subject to this Policy. “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures derived wholly or in part from such financial statements, including financial measures based on accounting principles generally accepted in the United States (“GAAP”) and non-GAAP financial measures, as well as stock price and total stockholder return.

3.Determining the Recoverable Amount. The “Recoverable Amount” shall be equal to the excess of the amount of Incentive Compensation received based on the achievement of a Financial Reporting Measure that was subsequently revised due to the Recoverable Event, over the amount of Incentive Compensation that would have been received based on the restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules (as defined below). For Incentive Compensation based on TSR or stock price, the Recoverable Amount will be based on the reasonable estimate by the Compensation Committee of the Board (the “Committee”) of the effect of the Recoverable Event on the applicable measure, with such analysis documented and provided to the applicable listing exchange.

4.Manner of Recovery. The Committee shall determine, in its sole discretion, the manner of recovery of any Recoverable Amount, which may include, without limitation, to the extent permitted by applicable law:

a.requiring reimbursement of cash Incentive Compensation previously paid;

b.seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

c.offsetting the Recoverable Amount from any compensation otherwise owed by the Company or an affiliate thereof to the Covered Employee;

d.cancelling outstanding vested or unvested equity awards; and/or

e.taking any other remedial action, as determined by the Committee;

provided, however, that the method for recovery of Incentive Compensation selected by the Committee shall not cause a violation of the payment timing rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or result in the Covered Employee being subject to the interest and additional tax provisions of Section 409A(a)(1)(B) of the Code. Notwithstanding the foregoing, unless otherwise prohibited by applicable law, to the extent this Policy provides for recovery of Incentive Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Incentive Compensation already recovered by the Company from the recipient of such Incentive Compensation may be credited to the amount of Incentive Compensation required to be recovered pursuant to this Policy from such person.
5.Impracticability. If the Committee determines that (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Recoverable Amount, (b) to the extent permitted by the Applicable Rules, the recovery would violate the Company’s home country laws adopted prior to November 28, 2022, pursuant to the opinion of home country counsel acceptable to the relevant listing exchange or association, that recovery would result in such violation, and the

Exhibit 97.1
Company has provided such opinion to the relevant listing exchange or association or (c) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, then, subject to the following sentence, the Company shall not be required to recover the Recoverable Amounts. Notwithstanding the foregoing, upon a Recoverable Event, the Company shall make reasonable and prompt attempts to recover the Recoverable Amounts before determining that it is impracticable to do so for the aforementioned reasons, and must document such attempts and provide such documentation to the relevant listing exchange.

6.Administration; Interpretation. This Policy will be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted and applied in a manner that is consistent with the requirements of Section 10D of the Exchange Act, and the guidance and regulations promulgated thereunder, and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange (“Applicable Rules”), and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or officers of the Company, as permitted under applicable law. The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion, provided that such amendment, modification or termination complies with applicable law. Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

7.No Indemnification. The Company shall not indemnify any Covered Employee against the loss of any Recoverable Amount pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any Covered Employee for any premiums for third-party insurance policies that such Covered Employees may elect to purchase to fund potential recovery obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

8.Enforceability. Effective as of the Effective Date, this Policy will amend and restate the Prior Policy in all respects, provided, that, notwithstanding the foregoing, any Incentive Compensation received prior to October 2, 2023 shall continue to remain subject to the Prior Clawback Policy. The adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any employment agreement, bonus plan, equity-based award agreement or similar agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.

Exhibit 97.1
9.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.